Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

212-373-3000

212-757-3990

January 16, 2024

Carrier Global Corporation

13995 Pasteur Boulevard

Palm Beach Gardens, Florida 33418

Registration Statement on Form S-4

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-4 (the “Registration Statement”) of Carrier Global Corporation, a Delaware corporation (the “Company”), filed today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”), you have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of the Company’s (i) €750,000,000 4.375% notes due 2025, (ii) €750,000,000 4.125% notes due 2028, (iii) €850,000,000 4.500% notes due 2032, (iv) $1,000,000,000 5.800% notes due 2025, (v) $1,000,000,000 5.900% notes due 2034, and (vi) $1,000,000,000 6.200% notes due 2054 (collectively, the “Exchange Notes”).

The Exchange Notes are to be offered in exchange for the Company’s outstanding (i) €750,000,000 4.375% notes due 2025, (ii) €750,000,000 4.125% notes due 2028, (iii) €850,000,000 4.500% notes due 2032, (iv) $1,000,000,000 5.800% notes due 2025, (v) $1,000,000,000 5.900% notes due 2034, and (vi) $1,000,000,000 6.200% notes due 2054 (collectively, the “Initial Notes”). The Exchange Notes will be issued by the Company in accordance with the terms of the Indenture, dated as of November 29, 2023 (the “Base Indenture”), as supplemented by the Supplemental Indenture No. 1, dated November 29, 2023 (the “Euro Notes Supplemental Indenture”), and the Supplemental Indenture No. 2, dated November 30, 2023 (the “USD Notes Supplemental Indenture”, and together with the Euro Notes Supplemental Indenture, the “Supplemental Indentures,” and the Base Indenture as supplemented by the Supplemental Indentures, the “Indenture”) between the Company and Deutsche Bank Trust Company Americas, as trustee.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.      the Registration Statement;

2.      the Indenture;

3.      the form of 4.375% Notes due 2025, 4.125% Notes due 2028 and 4.500% Notes due 2032, included as Exhibit 4.4 to the Registration Statement;

4.      the form of 5.800% Notes due 2025, 5.900% Notes due 2034 and 6.200% Notes due 2054, included as Exhibit 4.5 to the Registration Statement;

5.      the Registration Rights Agreement, dated November 29, 2023, by and among Carrier Global Corporation, J.P. Morgan Securities plc, Merrill Lynch International, Citigroup Global Markets Limited, HSBC Bank plc, Barclays Bank PLC, Goldman Sachs & Co. LLC, Morgan Stanley & Co. International plc, BNP Paribas, Deutsche Bank AG, London Branch, Intesa Sanpaolo S.p.A., Mizuho International plc, MUFG Securities EMEA plc, SMBC Nikko Capital Markets Limited, UniCredit Bank AG, Wells Fargo Securities International Limited, Bank of Montreal, London Branch, Commerzbank Aktiengesellschaft, ICBC Standard Bank Plc, Loop Capital Markets LLC, Société Générale, and Siebert Williams Shank & Co., LLC, included as Exhibit 4.6 to the Registration Statement (the “Euro Registration Rights Agreement”); and

6.      the Registration Rights Agreement, dated November 30, 2023, by and among Carrier Global Corporation, J.P. Morgan Securities LLC, BofA Securities, Inc., Citigroup Global Markets Inc. and HSBC Securities (USA) Inc., included as Exhibit 4.7 to the Registration Statement (the “USD Registration Rights Agreement,” and together with the Euro Registration Rights Agreement, the “Registration Rights Agreement”).

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the certificate of incorporation, as amended, and by-laws, as amended, of the Company, certified by the Company as in effect on the date of this letter, and copies of resolutions of the board of directors of the Company relating to the issuance of the Exchange Notes, certified by the Company, and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed, without independent investigation, (i) that the Exchange Notes will be issued as described in the Registration Statement, and (ii) that the Exchange Notes will be in substantially the form attached to the Indenture and that any information omitted from such form will be properly added.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that, when duly issued, authenticated and delivered against the surrender and cancellation of the Initial Notes as set forth in the Registration Statement and in accordance with the terms of the Indenture and the Registration Rights Agreements, the Exchange Notes will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except that the enforceability of the Exchange Notes may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

The opinion expressed above is limited to the laws of the State of New York. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP